Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RingCentral, Inc.:

We consent to the use of our report dated February 25, 2014, incorporated by reference in the registration statement on Form S-1 dated March 5, 2014, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ KPMG LLP

Santa Clara, California

March 5, 2014